News Release

Media Contact:
Briean Cargill
301.986.9200
bcargill@first-potomac.com

FIRST POTOMAC REALTY TRUST EXPANDS BOARD OF TRUSTEES AND APPOINTS KATI PENNEY

BETHESDA, MD - (October 25, 2016) - First Potomac Realty Trust (NYSE:FPO), a leading owner and operator of office and business park properties in the greater Washington, D.C. region, today announced that Kati Penney has been appointed to the Board of Trustees, effective as of October 24, 2016.

Ms. Penney is currently a Managing Director at Cross Country Consulting, a corporate advisory consulting firm, where she provides accounting and financial consulting services to private and public companies, as position she has held since December 2014. She has over 20 years of Big Four public accounting experience serving both private and public companies, executing financial statement audits and audits of internal controls over financial reporting; leading technical accounting matters and implementation of new accounting standards; advising on spin-offs, mergers, acquisitions and dispositions; initial public offerings; and securities offerings. Prior to joining Cross Country, Ms. Penney was an assurance partner at Ernst & Young and was a member of Ernest & Young’s Global Real Estate, Hospitality & Construction sector team. She serves as an advisor and guest lecturer at the Catholic University School of Business & Economics. Ms. Penney received her Bachelors of Science and Masters in Accounting from the Catholic University of America. Ms. Penney is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

“We are excited to welcome Kati to our Board of Trustees and are proud of the continued enhancements we have made to our board over the past few years. Kati brings a unique skill set into the board room, and we look forward to her contributions as we continue to execute on the actions items we outlined in our strategic plan earlier this year” stated Bob Milkovich, Chief Executive Officer of First Potomac Realty Trust.

About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. FPO common shares (NYSE:FPO) are publicly traded on the New York Stock Exchange. As of June 30, 2016, our consolidated portfolio totaled 6.5 million square feet. Based on annualized cash basis rent, our portfolio consists of 64% office properties and 36% business park and industrial properties. A key element of First Potomac’s overarching strategy is its dedication to sustainability. Over one million square feet of First Potomac property is LEED Certified and over half of the portfolio’s multi-story office square footage is LEED or Energy Star Certified.

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